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                                                                    Exhibit 10.5

                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT dated this 18th day of March, 1998, but effective as of the date stated in section 10 below, by and between Starwood Financial Trust, a California business trust (the "Company"), and Starwood Financial Advisors, L.L.C., a Connecticut limited liability company ("STARWOOD ADVISORS" or the "INVESTMENT ADVISOR").

1.   PURPOSE OF THE COMPANY.

     The Company is a business trust organized under the laws of the State of California to conduct business and to qualify under the Internal Revenue Code of 1986, as amended ("CODE"), as a real estate investment trust ("REIT"). The principal purpose of the Company is to acquire, hold, own, develop, redevelop, construct, improve, maintain, operate, manage, sell, lease, rent, transfer, encumber, mortgage, convey, exchange and otherwise dispose of or deal with a diversified portfolio (the "Diversified Portfolio") of debt or debtlike interests in real estate or real estate-related assets, including (i) mortgage loans, as well as direct and indirect and controlling and noncontrolling equity investments in real estate and real estate-related assets including through any entity or direct ownership; (ii) direct or indirect interests in short term, medium and long-term real estate-related debt securities and mortgage interests, which may include warrants, equity participations or similar rights incidental to a debt investment; (iii) purchase money loans with respect to assets sold by the Company; and (iv) non-performing and sub-performing debt for the purpose of restructuring the same to performing debt or if such efforts are unsuccessful, of shortly thereafter obtaining primary management rights over or equity interests in the underlying assets securing such debt, in each case, subject to the limitations set forth in the Company's Declaration of Trust, as the same may be amended from time to time (the "DECLARATION"). The Diversified Portfolio may include controlling or non-controlling equity ownership positions in any general category of real estate assets, including without limitation, office, industrial, mini-storage and residential improvements to land, excluding any positions prohibited by such Declaration.

2.   THE INVESTMENT ADVISOR.

     Starwood Advisors and its principals have experience in the investment management of assets of the type owned and expected to be owned by the Company. The Company hereby engages the services of Starwood Advisors as the Company's investment manager.

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3.   OBLIGATIONS OF THE INVESTMENT ADVISOR.

     As the Investment Advisor, Starwood Advisors will:

          a. identify investment opportunities for and advise the Company as to the acquisition and disposition of investments, all in accordance with the Company's investment policies;

          b. comply, in carrying out its obligations hereunder and its activities on behalf of the Company, with all directives of the Company's Board of Trustees or any duly constituted committee or officer of the Company acting pursuant to authority of the Company's Board of Trustees;

          C. report to the Company's Board of Trustees, or to any committee or officer of the Company acting pursuant to the authority of the Board, at such times and in such detail as the Board deems appropriate in order to enable the Company to determine that the investment policies of the Company are being observed and implemented;

          d. subject to the Company's investment policies and any specific directives concerning such policies from the Company's Board of Trustees, and subject further to the approval of the Company's Board of Trustees with respect to each investment or disposition of an investment with an acquisition cost or disposition value in excess of $10 million (other than temporary investments of cash in short term investments permitted by the Company's investment policies or disposition of such short term investments), effect acquisitions and dispositions for the Company's account in the Investment Advisor's discretion and to arrange for the documents representing investments acquired to be delivered to the Company's custodian or other designee. Any investment or disposition of an investment with an acquisition cost or disposition value that is $10 million or less (other than such temporary investments) shall be permitted provided that it is in accordance with the Company's investment policies;

          e. on a continuing basis and subject to the overall super-vision of the Board of Trustees, monitor, manage and, for loans which are originated by the Investment Advisor, service the Company's Diversified Portfolio, including, upon approval of the Board of Trustees, the enforcement of remedies upon default. In the event the Company purchases loans subject to existing servicing agreements or purchases multi-loan portfolios originated by third parties which cannot reasonably be serviced by the Investment Advisor subject to this Agreement, the Investment Advisor shall designate a third-party servicer for such loans purchased by the Company to be engaged by the Company and arrange for the monitoring and administering of such servicer, including negotiating servicing agreements, collecting information and submitting reports pertaining to such loans;

          f. arrange debt financing for the Company, subject to policies adopted by the Company's Board of Trustees and subject further to the approval of the Company's Board of Trustees with respect to each financing in excess of $100 million or, in the case of financings that are recourse to the Company, each financing in excess of $25 million;

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          g.  upon request by and in accordance with the directions of the Board of Trustees, invest or reinvest any cash of the Company; and

          h. engage in hedging activities on behalf of the Company consistent with the Company's qualification as a REIT and in accordance with its investment policies.

     In carrying out its obligations under this Agreement, (i) the Investment Advisor will comply with the investment policies of the Company as from time to time established by the Board of Trustees and furnished to the Investment Advisor, (ii) the Investment Advisor will not act in a manner which is inconsistent with an express direction of the Board of Trustees, provided that such direction is not expressly contrary to the specific terms and provisions of this Agreement, which shall be controlling, and (iii) the Investment Advisor will not subcontract out primary responsibility for the performance of its overall responsibilities under this Agreement.

     Notwithstanding the foregoing, the Investment Advisor shall not be responsible for the administration of the Company or for compliance by the Company with reporting and other regulatory requirements applicable to them.

4.   BANK ACCOUNTS; RELEASE OF MONEY OR OTHER PROPERTY HELD IN CUSTODY.

          a. At the direction of the Company's Board of Trustees, the Investment Advisor shall establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and shall collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Trustees may approve; and the Investment Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request by the Company, to the auditors of the Company. In no event shall the funds in any such Company account be commingled with the funds of the Investment Advisor or any other person.

          b. The Investment Advisor agrees that any money or other property of the Company or any subsidiary held by the Investment Advisor under this Agreement shall be held by the Investment Advisor as custodian for the Company or subsidiary, and the Investment Advisor's records shall be appropriately marked clearly to reflect the ownership of such money or other property then held by the Investment Advisor for the account of the Company or such subsidiary. Upon the receipt by the Investment Advisor of a written request signed by a duly authorized representative of the Company requesting the Investment Advisor to release to the Company or any subsidiary any money or other property then held by the Investment Advisor for the account of the Company or any subsidiary under this Agreement, the Investment Advisor shall promptly release such money or other property to the Company or any subsidiary. The Investment Advisor shall not be liable to the Company, any subsidiary, the Independent Trustees (as defined below), or the Company's or a subsidiary's stockholders or partners for any acts performed or omissions to act by the Company or any subsidiary in connection with the money or other property released to the Company or any subsidiary in accordance with this section 4(b). The Company and any subsidiary shall indemnify the Investment Advisor, its members, managers, officers, stockholders

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     and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Investment Advisor's release of such money or other property to the Company or any subsidiary in accordance with the terms of this section 4(b). Indemnification pursuant to this provision shall be in addition to any right of the Investment Advisor to indemnification under section 9 of this Agreement. The provisions of this section regarding indemnification shall survive termination of this Agreement.

5.   EXPENSES TO BE PAID BY THE INVESTMENT ADVISOR.

     The Investment Advisor will pay the salaries, wages, bonuses and other employee benefits of the persons in its organization whom the Investment Advisor may engage to render such services (other than fees paid and reimbursement of expenses made to independent managers, independent contractors, professionals, mortgage servicers, consultants, managers, local property managers or agents employed by or on behalf of the Company including (subject to Section 6 hereof) such persons or entities which may be affiliates of the Investment Advisor when acting in any such capacity other than as mortgage servicers, all of which shall be the responsibility of the Company), including without limitation persons who may from time to time act as the Company's officers, as well as all occupancy and equipment costs (office rent, utilities, telephone, and office overhead) incident to such services. Notwithstanding the foregoing, the Board of Trustees of the Company may, in its sole discretion, award to such officers or to other principals or employees or members of the Investment Advisor directly or indirectly (through awards made to the Investment Advisor) options to acquire Shares of the Company and other awards, as provided in Section 26 of this Agreement, none of which awards shall be considered part of their salaries or other employee benefits for the purpose of this paragraph, provided, however, that without the prior written approval of the Investment Advisor, no awards shall be made by the Company directly to officers, principals, employees or members of the Investment Advisor in such respective capacities.

6.   EXPENSES TO BE PAID BY THE COMPANY.

     Subject to the annual percentage limitations on Advisory Fees set forth in
Section 4.5 of the Company's Declaration and the corresponding power of the Independent Trustees to waive such limitations in appropriate circumstances, and to the following provisions, the Company will pay any expenses incurred by the Company and shall reimburse the Investment Advisor promptly, against the Investment Advisor's voucher, for any such expenses paid by the Investment Advisor for the Company's account. Without limitation, such expenses shall include all expenses of the Company's organization or any reorganization, and of any offering and sale by the Company of its shares; expenses of the Company's operations, except as otherwise provided in paragraph 5 above, such operational expenses to include enforcement costs and administrative costs of the Company; the fees and disbursements of the Company's counsel, accountants, consultants, custodian, transfer agent and registrar; fees of third party servicers retained pursuant to Section 3.e. hereof-, fees and expenses incurred in producing and effecting filings with federal and state securities administrators or other compliance and reporting costs (to the extent the Investment Advisor voluntarily undertakes to assist the Company with respect thereto); costs of the Company's periodic reports to and other communications with its shareholders (to the extent the Investment Advisor voluntarily

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undertakes to assist the Company with respect thereto); fees and expenses of members of the Company's Board of Trustees (excluding the fees of trustees who are employees of the Investment Advisor or the Company or their affiliates); premiums for any insurance or fidelity bond maintained by the Company; and all transaction costs incident to the pursuit, acquisition, management, financing and disposition of investment assets by the Company, including, as applicable and without limitation, due diligence costs, legal, accounting, engineering, travel and reasonable entertainment, and environmental assessment fees and expenses. In addition, if the Company for its corporate purposes, uses the services of attorneys or paraprofessionals on the staff of the Investment Advisor or its affiliates in lieu of outside counsel, the Company will not be required to reimburse the Investment Advisor for such services but shall pay for incidental disbursements to third parties or for travel.

7.   RECEIPT OF FEES.

     All fees that may be paid to the Investment Advisor by any person in connection with the making, holding or disposition of any investment in which the Company participates or proposes to participate shall be paid over or credited to the Company pro rata to the extent of its participation in such transaction. The Investment Advisor may, on the other hand, retain for its own account any fees paid to it by any person for any services rendered to such person which is not related to the making, holding or disposition of any such investment, and nothing herein shall be construed to prevent members of the Investment Advisor and their affiliates from continuing to be entitled to any fee, equity participations or other benefits from any shareholder of the Company (nor shall any such member or affiliate have any obligation to rebate any fee, equity participations or other benefits, as applicable) in connection with services rendered to such person, to the extent agreed to from time to time by the Investment Advisor (or such members or affiliates) and such other person. In addition, any fees paid by third parties for services rendered by attorneys on the staff of the Investment Advisor in connection with any such investment transaction shall be treated as transaction costs and shall not be deemed to be fees paid to the Investment Advisor in connection with any investment transaction, provided, however, that the Investment Advisor shall not negotiate for reimbursement of such legal fees in lieu of payment of fees that would have otherwise been payable to the Company. The Investment Advisor will report to the Company's Board of Trustees not less often than quarterly all fees received by the Investment Advisor from any source whatever and whether, in its opinion, any such fee is one that the Investment Advisor is entitled to retain under the provisions of this paragraph. In the event that any member of the Board of Trustees should disagree, the matter shall be conclusively resolved by a majority of the trustees who are Independent Trustees (as such term shall be defined in the Declaration (THE "INDEPENDENT TRUSTEES"); provided that for as long as Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, L.P. hold Class "A" Shares of the Company, such term shall be as defined in the Second Amended and Restated Shareholders Agreement, dated as of March 13, 1998 by and among B Holdings, L.L.C., SAHI Partners, Starwood Mezzanine Investors, L.P., SOFIIV SMT Holdings, L.L.C., and Starwood Financial Trust.

8.   COMPENSATION OF THE INVESTMENT ADVISOR.

     As the Investment Advisor's sole and exclusive compensation for its services to be rendered pursuant to the terms hereof (other than any options or other awards granted to individual officers, principals, members or employees of the Investment Advisor pursuant

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to Section 5 above), the Company will, during the term of this Agreement, pay to the Investment Advisor the following fees, beginning as of the date that is 90 days from the Contribution Date (as hereinafter defined), subject, however, to the annual percentage limitation on Advisory Fees set forth in Section 4.5 of the Company's Declaration and the corresponding power of the Independent
Trustees to waive such limitations in appropriate circumstances:

          a.  Base Management Fee. A quarterly base management fee ("BASE FEE")
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     in an amount equal to 0.3125% (1.25% per annum), of the Book Equity Value
     (as defined below) of the Company determined as of the last day of each quarter, but estimated and paid in advance subject to recomputation as indicated below. For these purposes, "BOOK EQUITY VALUE" shall mean the excess of the book value of the assets of the Company over all liabilities of the Company determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except that real estate-related depreciation and amortization (other than amortization of financing costs and other prepaid expenses to the extent such costs and prepaid expenses have previously been booked as an asset of the Company) shall not operate to reduce the book value of the Company's assets for purposes of determining Book Equity Value.

              For purposes of determining the "Book Equity Value", debt obligations of the Company, such as convertible debt, which are exchangeable or convertible into equity securities shall not be considered liabilities of the Company for any applicable period in which the same are so convertible or exchangeable and the value of the equity securities into which such debt obligation is convertible or for which it may be exchanged equals or exceeds, as of the last day of such period, the outstanding balance (including accrued interest) of such debt obligation (with the value of any such equity securities for such applicable period as are traded on an exchange to be deemed to be the average daily closing price of such equity securities on such exchange over such applicable period for purposes of making the value determination contemplated by this sentence). Debt obligations that are excluded as liabilities of the Company under the preceding sentence in determining "Book Equity Value" shall be referred to herein as "DEEMED EQUITY OBLIGATIONS".

              In addition to the foregoing, in the event and to the extent non-cash assets are acquired by the Company or any of its subsidiaries or affiliates in exchange for equity securities of the Company, then under those circumstances where "purchase accounting" principles are not applicable for purposes of determining the Company's "Book Equity Value" following such contributions, the book value of the assets so contributed shall be deemed to be increased by the excess, if any, of the fair market value of the equity securities issued in consideration of such contributions determined at the time of such acquisitions over the GAAP book equity value allocable to such assets by the Company immediately following such contributions. For purposes of the foregoing determination with respect to the contribution of assets made on the date hereof by "Starwood Mezzanine" and "SOFI IV" (as such terms are hereinafter defined), the price per share of the Company shall be deemed to be $2.50.

          b.  Incentive Fee. A quarterly incentive FEE ("INCENTIVE FEE"), in an
              ---------------
     amount equal to five percent (5%) of the Company's "Adjusted Net Income"
     (as

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defined below) during such quarter, but such fee shall be payable only during those quarters where Adjusted Net Income for such quarter, restated (and annualized) as an annualized rate of return on the Company's average Book Equity Value for such quarter, equals or exceeds the Benchmark BB Rate (as defined below). For these purposes, "ADJUSTED NET INCOME" means the Company's gross income for the applicable quarter (determined in accordance with GAAP, provided that any interest payment which is more than 30 days in default shall not be included until collected) less the Company's expenses for the applicable quarter (determined in accordance with GAAP and including the Base Fee for such quarter but not the Incentive Fee for such quarter). In addition, real estate-related depreciation and amortization (other than amortization of financing costs and other prepaid expenses to the extent such costs and prepaid expenses have previously been booked as an asset of the Company) shall not be deducted in determining Adjusted Net Income. For purposes of determining "Adjusted Net Income", any interest expenses for an applicable period on Deemed Equity Obligations shall not be included as an expense and, thus, shall not operate to reduce the Company's gross income for such applicable period. "BENCHMARK BB RATE" for a given quarter means the arithmetic average of the various weekly average annualized rates of return to maturity on current pay "BB" rated commercial mortgage-backed securities during such quarter by domestic U.S. issuers. The weekly average annualized rates of return on current pay "BB" rated commercial mortgage backed securities shall mean the sum of the rate of return on the 10 year Treasury on the applicable date and the BB spread as reported in the Morgan Stanley Dean Witter Weekly Mortgage Research Report. During any quarter where such rate is not published, the Company and the Investment Advisor shall meet in good faith to agree upon another published report or similar source.

     C.  Timing of Fee Payments. The Investment Advisor shall estimate the
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compensation payable under Section 8(a) of this Agreement at the beginning of each fiscal quarter on or before the tenth day of such quarter. The amount of any such estimated fees payable for the upcoming quarter shall be offset, however, against any excess of the prior quarter's estimate over fees actually earned during the previous quarter (recomputed based on information available as of the last day of the quarter). If the amount of such excess for the prior quarter exceeds the amount of estimated fees for the upcoming quarter that can be offset, such remaining excess shall promptly be returned by the Investment Advisor to the Company (as any such remaining excess shall be considered an advance). A copy of the itemized computations made by the Investment Advisor to calculate its estimated and actual compensation under Section 8(a) shall promptly be delivered to the Company's Board of Trustees and, upon such delivery, payment of the balance shown therein shall be due and payable within 15 days after such transmittal to the Board. The Investment Advisor shall calculate the compensation payable under Section 8(b) of this Agreement within 45 days after the end of each fiscal quarter. A copy of the itemized computations shall promptly be delivered to the Board of Trustees and, upon such delivery, payment of the compensation earned under Section 8(b) shall be due and payable within 15 days after such transmittal to the Board. At the Investment Advisor's option, the fee computation schedule under sections 8(a) and 8(b) can also be combined. Payments of the applicable portion of the fees referenced above shall be pro rated based on the number of days elapsed during any partial month.

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          d.  Investment Advisor Loans. If loans are made to the Company or its
              --------------------------
     affiliates by the Investment Advisor or an affiliate of the Investment Advisor, the maximum amount of interest that may be charged by such affiliate shall be the prime rate publicly announced by The Chase Manhattan Bank from time to time plus 1 % per year. Interest will be computed on the basis of a 3 60 day year consisting of 12 months of 30 days each.

9.   STANDARD OF CARE; INDEMNIFICATION.

     To the maximum extent permitted by law, the Investment Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendations of the Investment Advisor, including as set forth in Section 3(d) of this Agreement. Neither the Investment Advisor, nor any of its members, managers, officers, stockholders or employees shall be liable to the Company, any subsidiary, the Independent Trustees of the Company or the Company's or any subsidiary's stockholders or partners for any acts or omissions by such party under or in connection with this Agreement, except for each such party by reason of its own acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties. To the extent permitted by law, the Company shall reimburse, indemnify and hold harmless the Investment Advisor, its members, managers, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Investment Advisor, its members, managers, officers, stockholders and employees, made in good faith in the performance of the Investment Advisor's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The provisions of this section shall survive termination of the Agreement, and in the event of any conflict between the provisions of this Section 9 and the provisions of Section 5.1 of the Declaration, the provisions of this Section 9 shall control.

10.  TERM OF THE AGREEMENT.

          a. The initial term of this Agreement shall commence on the first date that either of Starwood Mezzanine Investors, L.P. ("STARWOOD MEZZANINE") or Starwood Opportunity Fund IV, L.P. ("SOFI IV") contributes, either directly or indirectly, mortgage interests (other than the Warwick Notes) to the Company (the "CONTRIBUTION DATE"), and shall end on the third anniversary of the Contribution Date. This Agreement shall automatically renew for an additional one year term upon the expiration of the initial term and each additional successive one year term unless (i) a Termination Event (as defined below) has occurred and is continuing on the expiration of the then current term or (ii) all of the Company's assets have been distributed upon liquidation of the Company; provided, however, that if assets of the Company are transferred to any subsidiary or subsidiaries of the Company other than in connection with a liquidation of the Company, the terms of this Agreement shall continue to apply with respect to such assets. The foregoing notwithstanding, this Agreement may be terminated at any time, without the payment of a penalty, on 60 days' notice to the Investment Advisor, if the decision to terminate is based on the occurrence of a Termination Event (as defined below) or has been made by two-thirds of the votes that may be cast by all holders of shares entitled to vote, including in the calculation for this purpose, all

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the Company's voting shares of any class and regardless of any affiliation the holders thereof may have with the Investment Advisor. This Agreement will terminate automatically in the event of any assignment by the Investment Advisor that is not in accordance with section 15 below. The Investment Advisor may also terminate this Agreement on 60 days' notice to the Company.

     b.  Termination Events. At the option of the Company, this Agreement shall
         -----------------------
be and become terminated upon 60 days' written notice of termination from the Company's Board of Trustees to the Investment Advisor, without payment of any termination fee, if any of the FOLLOWING EVENTS ("TERMINATION EVENTS") shall occur:

          (1) if the Investment Advisor shall violate any provision of this Agreement and after notice of such violation, shall not cure such violation within 90 days;

          (2) there is entered an order for relief or similar decree or order with respect to the Investment Advisor by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Investment Advisor (i) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Investment Advisor or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Investment Advisor and continue undismissed for 90 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Investment Advisor without such authorization, application or consent and are approved as properly instituted and remain undismissed for 90 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 90 days; or

          (3) unless cured by the Investment Advisor within the period set forth in subsection I 0(b)(1) above, a material expense, loss, damage or liability is incurred by the Company resulting primarily from an act or omission of the Investment Advisor that constituted bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

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     If any of the events specified in this Section I 0(b) of this Agreement shall occur, the Investment Advisor shall give prompt written notice thereof to the Board of Trustees upon the happening of such event.

11.  PROTECTION OF INVESTMENTS

     The Investment Advisor shall use its efforts, in cooperation with the legal counsel to the Company, as deemed appropriate in the Investment Advisor's reasonable discretion, (a) to verify title to or procure title insurance in respect of any property in which the Company makes or proposes to make any investment; (b) to verify that any mortgage securing any investment of the Company shall be a valid lien upon the mortgaged property according to its terms; and (c) to carry on the policies from time to time specified by the Board of Trustees with regard to the protection of the Company's investments.

12.  REIT QUALIFICATION

     Anything else in this Agreement to the contrary notwithstanding, the Investment Advisor shall not take any action (including, without limitation, furnishing or rendering services to tenants of property or managing real property), which action, in its judgment made in good faith, or in the judgment of the Board of Trustees of the Company as transmitted to the Investment Advisor in writing, would (a) cause personal liability to attach to the holders of the Shares (as hereinafter defined) by reason of the ownership thereof, or (b) adversely affect the status of the Company as a real estate investment trust as defined in the Code or which would make the Company subject to the Investment Company Act of 1940, as amended, if not in the best interests of the Company's shareholders as determined by the Board of Trustees, or (c) violate any law, rule, regulation or statement of policy of any government body or agency having jurisdiction over the Company or over its securities, or (d) otherwise not be permitted by the Declaration of the Company, except if such action shall be ordered by the Board of Trustees of the Company, in which event the Investment Advisor shall promptly notify the Board of Trustees of the Investment Advisor's judgment that such action would adversely affect such status or violate any such law, rule, regulation or statement or the Declaration, as amended, and shall refrain from taking such action pending further clarification of such instructions from the Board of Trustees. In addition, the Investment Advisor shall take such affirmative steps which, in its good faith judgment, or in the judgment of the Board of Trustees as transmitted to the Investment Advisor in writing, would prevent or cure any action described in (a), (b), (c) or (d) above.

13.  ADDITIONAL ACTIVITIES OF THE INVESTMENT ADVISOR

          a. During the term of this Agreement, the principal business purpose of the Investment Advisor shall be to arrange for the investment by the Company in accordance with the Company's investment policies in high-yielding, real estate-related debt investments and to perform the other duties and obligations of the Investment Advisor on behalf of the Company set forth in this Agreement.

          b. Members, managers, officers, employees and agents of the Investment Advisor or affiliates of the Investment Advisor may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or

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    any subsidiary, to the extent permitted by their respective governing instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Trustees pursuant to the Company's Declaration. When executing documents or otherwise acting in such capacities for the Company or a related entity, such persons shall use their respective titles in the Company or a related entity. Notwithstanding the foregoing, no person serving in a dual role for the Investment Advisor and the Company may execute consents or authorizations on behalf of the Company to or in favor of the Investment Advisor.

          C. Except as provided in the next succeeding paragraph, nothing herein shall be construed as imposing any restrictions on the investment or other business activities of the Investment Advisor or of any parties who may hold direct or indirect ownership interests in the Investment Advisor from time to time, including, but without limitation, Starwood, and, without limitation, Starwood and such other parties may invest in any type of real estate or other investments for their own account or for the account of others without any obligation to present such opportunities to the Investment Advisor or the Company. In addition, except as provided in the next succeeding paragraph, nothing herein shall restrict any members, managers, officers, employees or agents of the Investment Advisor from serving as directors, trustees, officers, employees, agents, nominees or signatories for any person.

          During the "Exclusivity Period" (as hereinafter defined), neither the Investment Advisor nor any person who is controlled by, who controls or who is under common control with the Investment Advisor shall form, manage or advise a new blind pool investment fund, the primary purpose of which is to invest in debt (a) that is secured by real estate in the United States, (b) that has current coupon rates in excess of comparable maturity Treasury spreads plus 400 basis points, and (c) that has maturities longer than four years, and which debt otherwise has predominantly debt investment characteristics. As used herein, "Exclusivity Period" means the period commencing on the date hereof and ending on the earlier of (i) February 27, 2000, or (ii) the date which is six (6) months after the date on which aggregate proceeds of not less than $400,000,000 have been raised through one or more public offerings of Shares (as hereinafter defined) after the Contribution Date (with not less than $320,000,000 of such raised proceeds constituting issuances of Shares which are not resales of Shares outstanding at 11: 5 9 p.m. on the Contribution Date).

14.  CERTAIN CONFLICTS OF INTEREST; ENFORCEMENT OF THE AGREEMENT.

          a. The Company hereby acknowledges that various affiliates of the Investment Advisor have general partner interests in and other direct or indirect ownership of, and contractual obligations to, Starwood Mezzanine, and SOFI IV, each of which will be a shareholder in the Company after the Contribution Date, and to their respective investors, and that such affiliates of the Investment Advisor have fiduciary responsibilities to such investors.

          b. Subject to the voting rights set forth in Section 10(a) hereof, the Independent Trustees of the Company shall make all determinations on behalf of the Company in respect of the computation of the Advisor's fees.

15.  ASSIGNMENT.

     This Agreement shall not be assignable by either party without the consent of the other; provided, however, that the Investment Advisor shall have the right to assign its rights and/or obligations in their entirety to an entity that following such assignment is controlled by, controls or is under common control with Starwood (or its approved successors), provided that such assignee assumes all of the duties and responsibilities of the Investment Advisor in connection therewith.

16.  BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

     Subject to section 15 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (to the extent permitted) as provided herein.

17.  ENTIRE AGREEMENT.

     This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing approved by the Company (including a majority of the Independent Trustees acting on behalf of the Company) and by the Investment Advisor.

18.  CONTROLLING LAW.

     This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict of law provisions to the contrary.

19.  INDULGENCES, NOT WAIVERS.

     Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.  TITLES NOT TO AFFECT INTERPRETATION.

     The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.  EXECUTION IN COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22.  USE OF THE ANGELES AND STARWOOD NAMES.

     The parties hereto agree that no right or license to use the name of either party or any affiliate is granted hereby. In the event the parties or one or more of their affiliates agree to allow the Company to use the "Starwood" name (or any variant thereof) by separate agreement, in connection with the activities of the Company, such use will cease immediately upon any termination of the Investment Advisor under this Agreement and the Company shall take all actions necessary, including the filing of name change forms in all appropriate jurisdictions, to effect such result.

23.  PROVISIONS SEPARABLE.

     The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

24.  GENDER.

     Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

25.  NO JOINT VENTURE.

     The Company and the Investment Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

26.  INVESTMENT ADVISOR OPTION GRANTS.

     Under the Company's 1996 long-term Incentive Plan, as amended and restated on March 13, 1998 (LTIP"), the Company has granted the Investment Advisor options to purchase 14,963,057 Class "A" Shares (par value $0.01 per share) of the Company ("Shares"), and may from time to time grant additional options to purchase Shares to the Investment Advisor (all such options thus granted by the Company to the Investment Advisor being hereinafter referred to as "REIT OPTIONS") and Restricted Shares (as defined in the LTIP). The Company agrees that the initial grant of awards to the Investment Advisor under the terms of the LTIP shall be only in the form of REIT Options. Further, only the initial grant of REIT Options shall vest immediately and not be subject to any vesting periods otherwise contemplated by the LTIP. The Investment Advisor agrees that over time it will grant options for the same total number of Shares as are covered by REIT Options or award all Restricted Shares received by it, as applicable, to its officers, key employees and consultants on such terms and at such times as it deems appropriate (all such options thus granted by the Investment Advisor being hereinafter referred to as "ADVISOR OPTIONS" and the Advisor Options and Restricted Shares awarded by the Investment Advisor being herein called the "ADVISOR AWARDS"). Advisor Options will generally have a three (3) year vesting period (1/3 per year) from the date of issue with an exercise horizon coterminous with that of the REIT Options and will provide for accelerated vesting in the event of a change in control of the Company and will have the same option exercise price (or prices) as the related REIT Options. If any Advisor Option is partially or wholly forfeited, a replacement Advisor Option or Options shall be granted (for the forfeited Shares).

     Additionally, the following shall be applicable:

          At all times prior to the date on which Shares with a Fair Market Value (as such term is defined in the LTIP) of at least $250,000,000 are outstanding that were issued as part of one or more primary or secondary public offerings (with not less than $200,000,000 constituting issuances of Shares which are not resales of Shares outstanding at 11:59 p.m. on the Contribution Date) (an "IPO EVENT"):

               a. No options (including, without limitation, Advisor Options) shall be granted to Barry S. Sternlicht;

               b. Total Awards (including, without limitation, Advisor Awards) granted under the LTIP to any person who has an interest, directly or indirectly, in Starwood Mezzanine or SOFI IV (a "Starwood Insider") by the Investment Advisor and the Company shall not exceed 2.5%, in the aggregate, of the fully diluted Shares outstanding from time to time; and

               c. Vesting of Advisor Options granted to Starwood Insiders shall, in addition to any service criteria imposed by the Board of Trustees of the Company, occur on a PARI PASSU percentage basis with the percentage of the total number of Shares held on the Contribution Date by SOP IV and Starwood Mezzanine as have been sold or distributed from time to time by SOFI IV or Starwood Mezzanine; provided, however, that in no event shall such Advisor Options vest at a rate that is faster than 33.33% per annum and provided further, however, that, subject to the continued satisfaction of any service criteria imposed by the Board of Trustees of the Company, any theretofore unvested Advisor Options held by Starwood Insiders shall vest in full on the earlier to occur of a change of control of the Company (as provided in the LTIP) or on the fifth anniversary of the date of grant.

     IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written

                        STARWOOD FINANCIAL ADVISORS, L.L.C.

                        By: Starwood Capital Group, L.L.C.
                        Its: Manager
                               By:   /s/ Jerome C. Silvey
                                  ------------------------
                               Its: Senior Vice President
                               Name: Jerome C. Silvey


                        STARWOOD FINANCIAL TRUST,
                        a California Business Trust


                             By:    /s/ Jay Sugarman
                                --------------------------
                             Name:  Jay Sugarman
                             Its:   CEO & President

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